Exhibit 99.2
October 20, 2020

Fellow Calix stockholders:

Despite the continued efforts to contain it, the coronavirus has continued to spread around the world and the near future remains uncertain. While overall economic activity in the third quarter improved as more industries were able to partially reopen, operating activities at many industries remain well below pre-coronavirus levels, and we see the effects from the prolonged struggle seeping into other economic segments. The profound societal changes first seen earlier in the year, remain in effect today and do not appear to show any signs of returning to pre-coronavirus normalcy. With so much of our work, education and entertainment shifted to remote, and predominantly in the home, it is critical all of us remain connected, which aligns to our mission.

As we have discussed in previous letters to stockholders, there are two secular disruptions moving through the communications industry, and we are perfectly positioned to ride both. The pandemic is accelerating these disruptions as our lives have changed in almost every way from what they were just months ago. Given more activity taking place at home on digital and social platforms, we have already seen, and are likely to continue to see, greater strain on service provider broadband networks across the globe. This in turn requires service providers to respond by increasing capacity on their networks to handle the higher data traffic. We have seen both effects driving demand for our products.

We continue to believe the larger portion of the current overperformance in demand is a pull forward to relieve short-term network capacity constraints, with the smaller, but rising effect being an acceleration of our All Platform business. For many service providers, their response is clearly pulling forward capital investments that would have occurred in future periods be they quarters or even years. However, for innovative service providers, the pandemic presents an opportunity to seek better insights to do this most expeditiously and cost effectively. Analytics available in Calix Cloud and tools inside EXOS and AXOS fit perfectly within this new normal as they enable service providers to reduce network complexity, decrease subscriber churn due to service outages and dramatically shrink network issue resolution time.

As a company, we remain focused on the health and welfare of our employees and their families. In addition to the challenges that the coronavirus presents, we have had several employees impacted by the wildfires in Northern California. We are doing all we can to support our employees and their families as they work through these challenging times. In our view, only by remaining healthy and strong can we continue to serve the needs of our customers. As we noted last quarter, we have shifted to an all-virtual mode and fully embraced a Work-From-Anywhere culture. We are extremely proud of the diligence and care with which the team has executed this shift.

With service providers of all types responding to the increased demand for their services, the value of our all platform offerings continues to resonate, and demand for our platforms continues to grow. The third quarter saw us set new records in many metrics beginning with record quarterly revenue driven by strong demand and overperformance by our supply chain team. As our All Platform offerings continued their growth, we delivered record corporate gross margins. This led to record GAAP and non-GAAP net income per share of $0.32 and $0.40, respectively, and operating cash flow of $17.0 million. This cash was added to the $60.1 million we raised through a follow-on equity offering in August. Our performance this quarter leaves us in the strongest financial position in our history and perfectly placed to execute on the opportunity ahead. One measure of this opportunity is we expanded our addressable market again this quarter as we added 21 new service provider customers, despite limited in-person interaction during the quarter. As has been the trend over the past quarters, most of these new customers came from emerging customer verticals. This continued expansion of our customer base is fundamental to our transformation and creates a foundation for predictable, profitable growth for years to come.

Riding the Wave of Disruption

Our vision is focused on providing the platforms and services that enable innovative service providers to create services at a DevOps pace and provide their subscribers with an exceptional experience.

Service providers achieve this objective by building their infrastructure and service offerings on platforms. The ongoing wave of disruption sweeping across the communications space remains unprecedented in our experience. We continue to see traditional business models being disrupted as service providers of all types learn to adapt to the demands of the device-enabled subscriber. As the market continues to disrupt, the gap between subscriber needs and service provider supply continues to grow. New service providers are being created through both organic and inorganic actions to address this unmet need, and capital is being formed to support them. We see this investment accelerating in the market, and it is well aligned with our mission. Furthermore, the pace of existing service providers transforming to address this need is hastening as well. As these service providers realign their investments, we are finding areas where we can help them elevate their business by deploying smart home services and simplify their network by embracing our platform offerings. In short, when a service provider of any type chooses to own the subscriber experience, we are well positioned to help them succeed.

Continued Transformation to an All Platform Company

Our relentless focus on the transformation of Calix into a communications cloud and software platform business yielded further progress in the third quarter of 2020. As we stated in our prior letters to stockholders, we continue to believe this transformation will manifest in improved financial performance across four measurable metrics over the long term:

•Deliberate revenue growth
•Gross margin expansion
•Disciplined operating expense investment
•Increased predictability

In the third quarter of 2020, we made solid progress on all these metrics, and we expect these metrics will continue to improve as our platforms increase as a percentage of our total business. Examples of our progress made in the quarter were:

•Added 21 new service provider customers in the quarter from all segments of the market.
•Calix Cloud revenue increased by nearly 70% compared to the year ago quarter driven by new customers as well as expanding relationships with existing customers.
•Record quarter for the EXOS platform with license and systems revenue up nearly 400% compared to last year as customers accelerated deployments of the Revenue EDGE solution.
•AXOS platform shipments increased by more than 30% compared to the year ago quarter as Intelligent Access EDGE shipments to new customers more than offset declines with one existing customer.
•We launched the Revenue Edge Customer Success Service helping service providers with best practices and coaching for call center, operations and marketing teams to deliver the ultimate subscriber experience.

Our near-term focus is on serving the needs of our service provider customers, while our long-term focus remains on finding like-minded customers regardless of their type, size or location. Furthermore, we remain committed to aligning our investments to our strategy and maintaining strong discipline over our operating expenses. Over the long term, we believe this focus will drive improvement in our financial performance.

Third Quarter 2020 Financial Results

	Actual GAAP	Actual Non-GAAP	Guidance Non-GAAP
Revenue	$150.5M	$150.5M	$127.0M - $131.0M
Gross margin	50.5%	51.5% (1)	48.0% - 50.0% (1)
Operating expenses	$54.2M	$50.9M (1)	$50.0M - $52.0M (1)
Net income per diluted common share	$0.32	$0.40 (1)	$0.17 - $0.21 (1)
Free cash flow(2)		$15.9M	Positive
(1) Non-GAAP excludes items such as stock-based compensation, U.S. tariff and tariff-related costs and intangible asset amortization. See GAAP to non-GAAP reconciliations beginning on page 15.
(2) Free cash flow defined as operating cash flow minus purchases of property and equipment.

Results for the third quarter of 2020 set quarterly records across nearly all metrics and were well above our financial guidance. Overall demand was robust, and our supply chain outperformed despite the continued challenging global environment for component sourcing. Total revenue was above the high end of our guidance range, increasing 32% compared to the year-ago quarter. This strong performance was driven by demand for our platforms, the continued ramp of new offerings along with an increase in our legacy product purchases. As we reported last quarter, revenue growth was again led by our small customers. Non-GAAP gross margin was above the high-end of our guidance owing to favorable product and customer mix. Meanwhile, our non-GAAP operating expenses undergrew revenue and were at the mid-point of our guidance range due to our continued focus on maintaining financial discipline. All of this resulted in record quarterly earnings on both a GAAP and non-GAAP basis. Finally, our continuing focus on balance sheet discipline combined with record net income resulted in positive free cash flow.

Revenue, 3Q19-3Q20
$160.0M
$140.0M
$120.0M
$100.0M
$80.0M
$60.0M
$40.0M
$20.0M
$0.0M
3Q19
4Q19
1Q20
2Q20
3Q20
Systems
Services

Systems revenue for the third quarter of 2020 increased 34% compared to the year-ago quarter on strong demand for our Calix Cloud, EXOS and AXOS platforms along with near-term demand for our legacy systems as service providers respond to increased demand on their networks. Compared to the prior quarter, systems revenue increased 28%, which was above normal seasonality as service providers continue to accelerate some deployments to relieve network capacity constraints. Services revenue decreased slightly compared to the year ago quarter as the continued ramp in our next generation service offerings was offset by lower professional services related to CAF deployments. Compared to the prior quarter, services revenue was essentially unchanged. We continue to align our services business with our All Platform model through the introduction of higher differentiated-value services.

Domestic revenue was 85% of total revenue in the third quarter and increased 27% compared to the year ago quarter due to strong demand for our platforms and increased shipments of legacy systems. International revenue was 15% of total revenue in the third quarter and increased 66% compared to the year ago quarter due to customer program ramps in several geographies.
Revenue from large customers was 16% of total revenue in the third quarter of 2020 and decreased by 20% compared to the year ago quarter primarily due to lower shipments to Verizon. Lumen Technologies (formerly CenturyLink) was our only greater than 10% of revenue customer in the quarter at 12%. Revenue from medium-sized customers was 8% of total revenue in the third quarter of 2020 and increased 24% compared to the year ago quarter reflecting another quarter of shipments to a new medium-size customer offset by decreased demand among a small subset of other customers. Revenue from small customers was 76% of total revenue in the third quarter of 2020 and increased 53% as compared to the year ago quarter due to strength in demand for Calix Cloud, EXOS and AXOS platforms along with increased demand for our legacy systems. We will continue to focus on finding strategically aligned customers of all types and sizes for our all-platform business.

Gross Margin, 3Q19-3Q20
55.0%
50.0%
45.0%
40.0%
35.0%
30.0%
25.0%
20.0%
15.0%
10.0%
5.0%
0.0%
3Q19
4Q19
1Q20
2Q20
3Q20
Systems - non-GAAP
Services - non-GAAP
Tariffs/Amort./Stock/Inv. Accrual
GM - GAAP
GM - non-GAAP

Driven by favorable product and customer mix, both GAAP and non-GAAP gross margin set quarterly records. Specifically, GAAP gross margin increased 660 basis points year over year and non-GAAP gross margin increased 620 basis points year over year. On a GAAP basis, systems gross margin increased 620 basis points compared to the year ago quarter due to favorable product and customer mix along with lower U.S. tariff and tariff-related costs. In the third quarter of 2020, U.S. tariff and tariff-related costs and intangible asset amortization costs were 90 basis points of systems gross margin compared to 137 basis points in the year ago quarter. On a non-GAAP basis, systems gross margin of 52.6% reached a quarterly record and reflects increases of approximately 570 basis points year-over-year and 80 basis points sequentially. The principal drivers of both the year-over-year and sequential increase in non-GAAP systems gross margin were continued growth in our All Platform offerings along with favorable product and customer mix. On a GAAP basis, services gross margin of 31.3% increased by 760 basis points compared to the year ago quarter primarily due to improved mix towards our higher gross margin support services versus lower gross margin deployment services along with higher revenue. Sequentially, on a GAAP basis, services gross margin increased by 340 basis points again due to a higher mix of support services as compared to deployment services along with higher revenue.

Operating expenses on a GAAP basis increased 2% compared to the year-ago quarter primarily due to higher incentive compensation on increased revenue and profitability partially offset by short-term savings from lower travel expenses. Compared to the prior quarter, GAAP operating expenses decreased 9% due to one-time restructuring charges taken in the prior quarter. On a non-GAAP basis, operating expenses in the third quarter increased 6% year over year due to sales and marketing investments and higher incentive compensation. Meanwhile, non-GAAP operating expenses increased 1% sequentially, while revenue increased by 26%, as increased incentive compensation more than offset short-term reductions in travel expenses. While we expect to maintain our operating expense leverage, we intend to increase our investments aligned with our model effective in 2021 to take advantage of the opportunity ahead of us.
We reported a record quarterly net profit on both a GAAP and a non-GAAP basis in the third quarter of 2020. On a GAAP basis, our profitability increased by $23.9 million year-over-year from a net loss of $3.4 million to a net income of $20.5 million. Our GAAP net income for the third quarter of 2020 included stock-based compensation of $3.6 million, intangible asset amortization of $0.7 million and U.S. tariff and tariff-related costs of $0.6 million. With the increased revenue and higher gross margin compared with the year ago quarter, our non-GAAP profitability for the third quarter of 2020 improved by $22.1 million from a net income of $3.3 million to a quarterly record net income of $25.4 million.

Balance Sheet and Cash Flow
We ended the third quarter of 2020 with cash, cash equivalents and marketable securities of $103.8 million, a sequential increase of $53.3 million. The sequential increase was primarily the result of proceeds from our follow-on equity offering of $60.1 million, positive operating cash flow of $17.0 million and proceeds from equity-based employee benefit plans of $3.8 million partially offset by the full repayment of borrowings under our line of credit of $26.0 million and capital expenditures of $1.1 million. We generated positive operating cash flow for the fifth consecutive quarter and generated positive free cash flow this quarter. Operating and free cash flow increased sequentially due to higher net income and improved billing linearity partially offset by higher inventory levels compared to the prior quarter. As we discussed last quarter, we invested in additional inventory in the third quarter of 2020 to improve our responsiveness to customer needs, and we expect to further increase our investment in inventory in the fourth quarter of 2020. Compared to the year ago quarter, our cash, cash equivalents and marketable securities increased by $66.3 million primarily due to proceeds from our follow-on equity offering of $60.1 million, positive operating cash flow of $21.6 million and proceeds from equity-based employee benefit plans of $18.5 million partially offset by repayments of borrowings under our lines of credit of $24.3 million, capital expenditures of $6.6 million and payments under financing arrangements of $3.1 million. As of the end of the third quarter of 2020, our line of credit remains undrawn and fully available to us, thereby increasing our available liquidity to support our growth.
Our team remains focused on operational excellence and customer satisfaction. During the third quarter of 2020, our supply chain team performed well to meet customer needs despite continued component supply challenges caused by the coronavirus pandemic as we continue to qualify new suppliers and incur expediting costs. Our days sales outstanding (DSO) at quarter end remained at a normal level and was 42 days, down 3 days from the prior quarter and up 3 days from the prior year. Inventory turns were 6.6 at quarter end, compared to 5.9 turns in the prior quarter and 4.6 turns in the year ago quarter. The higher inventory turns in the quarter were the result of a higher level of revenue. Days payable outstanding at quarter end was 15 days, up 3 days from the prior quarter and down 17 days from the year ago quarter. Our cash conversion cycle decreased to 82 days compared to 94 days in the prior quarter as we saw improvement in DSO, days payable outstanding and inventory turns. Compared to the year ago quarter, our cash conversion cycle decreased by 4 days from 86 days.

We continue to believe our existing cash and short-term investments, expected positive free cash flow as well as the full availability of our line of credit will provide us with sufficient liquidity for our business operations while navigating the uncertainty created by the coronavirus pandemic.

Fourth Quarter 2020 Guidance

	Guidance Non-GAAP	Guidance Reconciled to GAAP
Revenue	$157M - $161M	$157M - $161M
Gross margin	49.0% - 51.0% (1)	48.0% - 50.0%
Operating expenses	$56.5M - $58.5M (1)	$59.7M - $61.7M
Net income per diluted common share(2)	$0.30 - $0.34 (1)	$0.23 - $0.27
Free cash flow(3)	Positive

(1)Non-GAAP excludes items such as stock-based compensation, U.S. tariff and tariff-related costs and intangible asset amortization. See GAAP to non-GAAP reconciliation on page 16.
(2)Based on 65.4 million weighted-average diluted common shares outstanding.
(3)Free cash flow defined as operating cash flow minus purchases of property and equipment.

Our guidance for the fourth quarter of 2020 reflects our expectations as of the date of this letter. These expectations reflect the normal seasonality in our business as well as our current estimate of the global impacts from the coronavirus pandemic on our business.

Our non-GAAP gross margin guidance for the fourth quarter of 2020 reflects the positive benefit from the continued growth of our platform offerings as well as favorable customer, product and regional mix, offset by costs of expediting as we continue to face component supply limitations.

Our non-GAAP operating expense guidance for the fourth quarter of 2020 reflects planned seasonal investments in sales and marketing including the annual costs for our ConneXions conference along with higher incentive compensation and a modest increase in travel expenses. Consistent with past quarters, we remain focused on operating expense investment discipline.
Finally, we expect positive free cash flow next quarter reflecting expected GAAP profitability and continued focus on working capital velocity.

Importantly, we remain committed to improved financial performance over the long term as represented in our Target Financial Model which we updated last quarter.

Summary

We are proud of our team as we focus on executing on behalf of our customers. Strong demand for our platforms along with the rapid expansion of our customer base continues to demonstrate the progress we made towards our mission in the third quarter. As we remain focused on executing on our market opportunity and supporting our customers, we expect to see our financial performance continue to improve as we drive toward our Target Financial Model starting in 2021.

In the third quarter of 2020, we capitalized on a robust demand environment as our customers continued to respond to the increased demand for broadband. We demonstrated solid revenue growth, increased gross margin, disciplined operating expense investments and generated positive free cash flow. In addition, we solidified our balance sheet and improved our liquidity along with adding new stockholders to the Company in conjunction with our follow-on equity offering. Based on a strong backlog exiting the quarter and a solid pipeline of opportunities for our platforms, we are excited to project another quarter of double-digit year-over-year revenue growth, improved profitability and increased free cash flow.

We see many innovative service providers looking to Calix to provide the solutions and services to enable them to improve their subscribers’ experience, thereby driving their revenue higher, lowering their churn and increasing their return on investment. With an expanding pipeline of opportunities spanning service providers of every type, we believe we are well placed to continue building Calix … an All Platform company … that is positioned in front of two substantial disruptions for service providers impacting network architecture and business models. We remain committed to our vision, and we sincerely thank our employees, customers and stockholders for their continued support as we capitalize on this opportunity.

Sincerely,

Carl Russo President & CEO	Cory Sindelar CFO

Conference Call

In conjunction with this announcement, Calix will host a conference call tomorrow, October 21, 2020, at 5:30 a.m. Pacific Time (8:30 a.m. Eastern Time) to answer questions regarding our third quarter 2020 financial results. A live audio webcast and replay of the call will be available in the Investor Relations section of the Calix website at http://investor-relations.calix.com.
Live call access information: Dial-in number: (877) 407-4019 (U.S.) or (201) 689-8337 (outside the U.S.)

The conference call and webcast will include forward-looking information.

Investor Inquiries
Thomas J. Dinges, CFA
Director of Investor Relations
408-474-0080
Tom.Dinges@calix.com

About Calix

Calix, Inc. (NYSE: CALX) – Innovative communications service providers rely on Calix platforms to help them master and monetize the complex infrastructure between their subscribers and the cloud. Calix is the leading global provider of the cloud and software platforms, systems and services required to deliver the unified access network and smart premises of tomorrow. Our platforms and services help our customers build next generation networks by embracing a DevOps operating model, optimize the subscriber experience by leveraging big data analytics and turn the complexity of the smart, connected home and business into new revenue streams.

Forward-Looking Statements

Statements made in this stockholder letter and the earnings call referencing the stockholder letter that are not statements of historical fact are forward-looking statements. Forward-looking statements are subject to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to, but are not limited to, statements about the impact of the coronavirus pandemic, potential customer or market opportunities, growth and pipeline opportunities, statements about customer anticipated purchase trends, expected customer and product mix or anticipated adoption of our platforms, systems or services offerings, industry, market and customer trends, opportunities with existing and prospective customers, the ongoing management of our global supply chain, benefits from our restructuring activities, free cash flow and liquidity, the performance of our recently implemented ERP system, the future impact, financial or otherwise, of the U.S. tariffs or any other tariffs or trade regulations that may be imposed whether by the United States or other countries, as well as our ability to effectively mitigate such impacts, and future financial performance (including the outlook for the fourth quarter of 2020). Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from expectations, including but not limited to fluctuations in our financial and operating results, the capital spending decisions of our customers, changes and disruptions in the market and industry, availability of capital in the market, changes in and impacts of regulations and/or government sponsored programs, competition, our ability to achieve market acceptance of our platforms, systems and solutions, our ability to grow our customer base, fluctuations in costs associated with our systems and services including higher costs due to project delays and changes, third-party dependencies for production and resource management associated with our global supply chain that may cause delays in production and unavailability of systems to meet customer orders, which may be substantial, cost overruns, disruptions in global trade and relations, sustained or additional economic disruptions due to the COVID-19 pandemic, social unrest and political uncertainties and other unanticipated factors, as well as the risks and uncertainties described in our annual reports on Form 10-K and our quarterly reports on Form 10-Q, each as filed with the SEC and available at www.sec.gov, particularly in the sections titled “Risk Factors.” Forward-looking statements speak only as of the date the statements are made and are based on information available to us at the time those statements are made and/or management’s good faith belief as of that time with respect to future events. Calix assumes no obligation to update forward-looking statements to reflect actual performance or results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. Accordingly, investors should not place undue reliance on any forward-looking statements.

Use of Non-GAAP Financial Information

The Company uses certain non-GAAP financial measures in this stockholder letter to supplement its consolidated financial statements, which are presented in accordance with GAAP. These non-GAAP measures include non-GAAP gross margin, non-

GAAP operating expenses, non-GAAP net income (loss), non-GAAP net income (loss) per diluted common share and non-GAAP free cash flow. These non-GAAP measures are provided to enhance the reader’s understanding of the Company’s operating performance as they primarily exclude restructuring charges, non-cash charges for stock-based compensation, component inventory accrual associated with our reduction and consolidation of legacy product lines, intangible asset amortization, U.S. tariff and tariff-related costs and loss on asset retirement, which the Company believes are not indicative of its core operating results. Management believes that the non-GAAP measures used in this stockholder letter provide investors with important perspectives into the Company’s ongoing business performance and management uses these non-GAAP measures to evaluate financial results and to establish operational goals. The presentation of these non-GAAP measures is not meant to be a substitute for results presented in accordance with GAAP, but rather should be evaluated in conjunction with those GAAP results. A reconciliation of the non-GAAP results to the most directly comparable GAAP results is provided in this stockholder letter. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

Calix, Inc.
Condensed Consolidated Statements of Operations
(Unaudited, in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 26,	September 28,	September 26,	September 28,
	2020	2019	2020	2019
Revenue:
Systems	$142,294	$106,060	$347,644	$281,253
Services	8,214	8,425	23,569	22,886
Total revenue	150,508	114,485	371,213	304,139
Cost of revenue:
Systems	68,889	57,858	176,318	152,020
Services	5,644	6,425	16,891	18,906
Total cost of revenue	74,533	64,283	193,209	170,926
Gross profit	75,975	50,202	178,004	133,213
Operating expenses:
Sales and marketing	23,079	20,123	65,046	59,196
Research and development	20,378	20,890	61,970	60,920
General and administrative	10,768	9,566	32,630	27,518
Restructuring charges	—	—	6,286	—
Loss on asset retirement	—	2,474	—	2,474
Total operating expenses	54,225	53,053	165,932	150,108
Income (loss) from operations	21,750	(2,851)	12,072	(16,895)
Interest and other income (expense), net:
Interest expense, net	(356)	(271)	(1,263)	(521)
Other income (expense), net	(707)	353	(801)	85
Total interest and other income (expense), net	(1,063)	82	(2,064)	(436)
Income (loss) before provision for income taxes	20,687	(2,769)	10,008	(17,331)
Provision for income taxes	149	610	626	860
Net income (loss)	$20,538	$(3,379)	$9,382	$(18,191)
Net income (loss) per common share:
Basic	$0.34	$(0.06)	$0.16	$(0.33)
Diluted	$0.32	$(0.06)	$0.16	$(0.33)
Weighted average number of shares used to compute net income (loss) per common share:
Basic	60,307	55,466	58,053	54,718
Diluted	63,449	55,466	60,331	54,718

Calix, Inc.
Condensed Consolidated Balance Sheets
(Unaudited, in thousands)

	September 26,	December 31,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$63,826	$46,829
Restricted cash	628	628
Marketable securities	39,986	—
Accounts receivable, net	69,131	46,509
Inventory	41,616	40,153
Prepaid expenses and other current assets	9,656	9,698
Total current assets	224,843	143,817
Property and equipment, net	20,168	21,527
Right-of-use operating leases	10,684	15,864
Goodwill	116,175	116,175
Other assets	13,463	19,440
	$385,333	$316,823
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$16,557	$10,789
Accrued liabilities	60,506	57,546
Deferred revenue	15,591	17,158
Line of credit	—	30,000
Total current liabilities	92,654	115,493
Long-term portion of deferred revenue	19,564	18,340
Operating leases	12,356	14,337
Other long-term liabilities	13,227	14,625
Total liabilities	137,801	162,795
Stockholders’ equity:
Common stock	1,544	1,545
Additional paid-in capital	939,875	895,899
Accumulated other comprehensive loss	(693)	(854)
Accumulated deficit	(693,194)	(702,576)
Treasury stock	—	(39,986)
Total stockholders’ equity	247,532	154,028
	$385,333	$316,823

Calix, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited, in thousands)

	Nine Months Ended
	September 26,	September 28,
	2020	2019
Operating activities:
Net income (loss)	$9,382	$(18,191)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Stock-based compensation	9,800	8,476
Depreciation and amortization	10,311	7,407
Asset retirements and write-downs	3,749	2,624
Changes in operating assets and liabilities:
Accounts receivable, net	(22,622)	18,494
Inventory	(1,464)	3,795
Prepaid expenses and other assets	3,710	370
Accounts payable	5,616	(16,047)
Accrued liabilities	3,834	(2,715)
Deferred revenue	(342)	2,597
Other long-term liabilities	(1,038)	(2,776)
Net cash provided by operating activities	20,936	4,034
Investing activities:
Purchases of property and equipment	(5,617)	(12,384)
Purchases of marketable securities	(39,986)	—
Net cash used in investing activities	(45,603)	(12,384)
Financing activities:
Proceeds from exercise of stock options	7,741	326
Proceeds from employee stock purchase plans	6,356	4,157
Taxes paid for awards vested under equity incentive plan	—	(166)
Proceeds from the sale of common stock in connection with public offering, net of expense	60,063	—
Payments related to financing arrangements	(2,342)	(2,002)
Proceeds from line of credit	30,000	113,300
Repayment of line of credit	(60,000)	(119,000)
Payments to originate the line of credit	(285)	—
Net cash provided by (used in) financing activities	41,533	(3,385)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	131	(353)
Net increase (decrease) in cash, cash equivalents and restricted cash	16,997	(12,088)
Cash, cash equivalents and restricted cash at beginning of period	47,457	50,274
Cash, cash equivalents and restricted cash at end of period	$64,454	$38,186

Calix, Inc.
Reconciliation of GAAP to Non-GAAP Systems Gross Margin and Gross Margin
(Unaudited)
	Three Months Ended
	September 26, 2020		June 27, 2020		March 28, 2020		December 31, 2019		September 28, 2019
	Systems Gross Margin	Gross Margin	Systems Gross Margin	Gross Margin	Systems Gross Margin	Gross Margin	Systems Gross Margin	Gross Margin	Systems Gross Margin	Gross Margin
GAAP amount	51.6%	50.5%	48.8%	47.4%	46.3%	44.9%	47.1%	45.5%	45.4%	43.9%
Adjustments to GAAP amount:
Stock-based compensation	0.1	0.2	0.1	0.1	0.2	0.2	0.1	0.2	0.1	0.2
Intangible asset amortization	0.5	0.4	0.6	0.6	0.7	0.6	0.5	0.5	0.3	0.2
U.S. tariff and tariff-related costs	0.4	0.4	0.7	0.6	1.0	1.0	1.0	1.0	1.1	1.0
Component inventory accrual	—	—	1.6	1.5	—	—	—	—	—	—
Non-GAAP amount	52.6%	51.5%	51.8%	50.2%	48.2%	46.7%	48.7%	47.2%	46.9%	45.3%

Calix, Inc.
Reconciliation of GAAP to Non-GAAP Operating Expenses
(Unaudited, in thousands)

	Three Months Ended
	September 26,	June 27,	March 28,	December 31,	September 28,
	2020	2020	2020	2019	2019
GAAP operating expenses	$54,225	$59,743	$51,964	$53,218	$53,053
Adjustments to GAAP amount:
Stock-based compensation	(3,312)	(3,025)	(2,762)	(2,502)	(2,539)
Restructuring charges	—	(6,286)	—	—	—
Loss on asset retirement	—	—	—	—	(2,474)
Non-GAAP operating expenses	$50,913	$50,432	$49,202	$50,716	$48,040

Calix, Inc.
Non-GAAP Free Cash Flow Reconciliation
(Unaudited, in thousands)

	Three Months Ended
	September 26,	June 27,	March 28,	December 31,	September 28,
	2020	2020	2020	2019	2019
Net cash provided by operating activities	$17,000	$2,687	$1,249	$621	$7,284
Purchases of property and equipment	(1,138)	(2,750)	(1,729)	(970)	(2,845)
Non-GAAP free cash flow	$15,862	$(63)	$(480)	$(349)	$4,439

Calix, Inc.
Reconciliation of GAAP to Non-GAAP Net Income (Loss)
(Unaudited, in thousands)
	Three Months Ended
	September 26,	June 27,	March 28,	December 31,	September 28,
	2020	2020	2020	2019	2019
GAAP net income (loss)	$20,538	$(4,212)	$(6,944)	$497	$(3,379)
Adjustments to GAAP amount:
Stock-based compensation	3,574	3,241	2,984	2,705	2,762
Intangible asset amortization	658	658	658	658	352
U.S. tariff and tariff-related costs	621	723	959	1,138	1,097
Restructuring charges	—	6,286	—	—	—
Component inventory accrual	—	1,793	—	—	—
Loss on asset retirement	—	—	—	—	2,474
Non-GAAP net income (loss)	$25,391	$8,489	$(2,343)	$4,998	$3,306

Calix, Inc.
Reconciliation of GAAP to Non-GAAP Net Income Per Diluted Common Share
(Unaudited)
Three Months Ended September 26, 2020

GAAP net income per diluted common share	$0.32
Adjustments to GAAP amount:
Stock-based compensation	0.06
Intangible asset amortization	0.01
U.S. tariff and tariff-related costs	0.01
Non-GAAP net income per diluted common share (1)	$0.40
    (1) Based on 63.4 million weighted-average diluted common shares outstanding.

Calix, Inc.
Reconciliation of GAAP to Non-GAAP Guidance
(Unaudited, dollars in thousands, except per share data)
Three Months Ending December 31, 2020

	GAAP	Stock-Based Compensation	U.S. Tariff and Tariff-related Costs	Intangible Asset Amortization	Non-GAAP
Gross margin	48.0% - 50.0%	0.2%	0.4%	0.4%	49.0% - 51.0%
Operating expenses	$ 59,650 - $ 61,650	$ (3,150)	$ -	$ -	$ 56,500 - $ 58,500
Net income per diluted common share(1)	$ 0.23 - $ 0.27	$ 0.05	$ 0.01	$ 0.01	$ 0.30 - $ 0.34
    (1) Based on 65.4 million weighted-average diluted common shares outstanding.